EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (hereafter referred to as this “Agreement”) is made by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”) and Harry J. Silverman (the “Executive”) as of the 1st day of January, 2005 (the “Effective Date”), amending and restating that certain Employment Agreement between the parties dated as of January 1, 2002 (the “2002 Agreement”).

RECITALS

WHEREAS, the Executive has expressed a desire to retire from the position of Executive Vice President and Chief Financial Officer of the Company and of Domino’s Pizza, Inc., as well as his positions as director, manager or officer of the Company’s affiliates, effective December 31, 2005.

WHEREAS, the Company and the Executive wish to terminate and supercede the 2002 Agreement in order to provide for a proper transition to consulting services.

AGREEMENT

NOW, THEREFORE, for valid consideration received, the parties agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive accepts continuation of employment hereunder effective as of the date first set forth above (the “Effective Date”).

2. Term. This Agreement shall commence on January 1, 2005 and shall remain in effect until December 31, 2005 (the “Term”), unless earlier terminated by either party as set forth in Section 5 hereof. This Agreement shall expire and the Executive’s employment shall terminate at close of business December 31, 2005.

3.	Capacity and Performance.

3.1. Offices. During the Term, the Executive shall serve the Company as its Chief Financial Officer. The Executive shall have such duties and responsibilities consistent with the Executive’s position as Chief Financial Officer and, as from time to time, prescribed by the Chief Executive Officer of the Company (“CEO”).

3.2. Performance. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. During the Term, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the Term, except for such directorships or other positions which he currently holds and has disclosed to the CEO in Exhibit 3.2 hereof and except as otherwise may be approved in advance by the CEO.

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4.	Compensation and Benefits. During the Term, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive shall receive the following:

4.1	Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Three Hundred and Ten Thousand Dollars ($310,000) per year, payable in accordance with the payroll practices of the Company for its executives (the “Base Salary”).

4.2	Bonus.

(a) Formula Bonus. Subject to Section 5 hereof, the Executive shall be paid a bonus for the Term (the “Bonus”). The Executive shall have a Bonus target of 100% of Base Salary (the “Target”) which shall be based upon the Company’s achievement of annual targets as recommended by the CEO and approved by the Board. No Bonus shall be paid unless greater than 90% of the Target is achieved during the Term. The Executive shall receive one-tenth of one percent (0.1%) of his/her Base Salary for every one hundredth of one percent (0.01%) (rounded to the nearest hundredth) in excess of 90% of the Target that is achieved in the applicable fiscal year. By way of example only, if 100% of the Target is achieved, Executive is entitled to a Bonus under this Section 4.2(a) equal to 100% of Executive’s Base Salary.

(b) Discretionary Bonus The Executive shall also be eligible for a discretionary bonus during the Term of up to 25% of Base Salary, the amount of which shall be determined in the sole discretion of the CEO based on subjective and objective criteria established by the CEO.

(c) Pro-Ration With the exception of a termination pursuant to Section 5.4 of this Agreement, the Bonus payable to the Executive for any period of service less than a full year shall be prorated by multiplying (x) the amount of the Bonus otherwise payable in accordance with this Section 4.2 (a) by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during calendar 2005 in which the Executive was employed by the Company.

4.3	Vacations. During the Term, the Executive shall be entitled to four weeks of vacation, to be taken at such times and intervals as shall be determined by the Executive and as approved by the CEO, subject to the reasonable business needs of the Company. The Executive shall not be entitled to compensation for vacation time not taken.

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4.4	Other Benefits. During the Term, subject to any contribution therefor required of executives of the Company generally, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan provided to all Company employees. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5	Business Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel and dues for industry-related association memberships, incurred or paid by the Executive in the performance of his/her duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board or CEO from time to time.

5.	Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

5.1	Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive’s estate any Base Salary earned but unpaid through the date of such death, and, at the times the Company pays bonuses to its executives generally, any Bonus earned under Section 4.2(a), prorated in accordance with Section 4.2(c).

5.2	Disability.

5.2.1 The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his/her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his/her duties and responsibilities hereunder for an aggregate of 120 days during the Term.

5.2.2 The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in

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accordance with Section 4.1 and to receive benefits in accordance with Section 4.4, to the extent permitted by the then current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or until the termination of his employment, whichever shall first occur. Upon becoming so eligible, or upon such termination, whichever shall first occur, the Company shall pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination. At the time the Company pays executive bonuses generally, the Company shall pay the Executive any Bonus earned under Section 4.2(a), prorated in accordance with Section 4.2(c).

5.2.3 Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to earn any Base Salary under Section 4.1 or Bonus under Section 4.2, but shall continue to participate in benefit plans of the Company in accordance with Section 4.4 and the terms of such plans, until the termination of his employment or until the expiration of the Term. During the 18-month period from the date of eligibility or termination, whichever shall first occur, the Company shall contribute to the cost of the Executive’s participation in group medical plans of the Company the same amount it contributes for active employees, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4 If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his/her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) Executive’s willful failure to perform or to provide his full time services (other than by reason of disability), or gross negligence in the performance of his duties to the Company or any of its Affiliates which remains uncured or continues or recurs after ten (10) days’ notice to the Executive; (ii) the Executive’s willful failure to perform (other than by

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reason of disability) any lawful and reasonable directive of the CEO or the Board; (iii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iv) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Anything to the contrary in this Agreement notwithstanding, upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4 By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive: (i) Base Salary earned but unpaid through the date of termination, plus (ii) monthly severance payments, each in an amount equal to the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary) through the end of the Term (“Severance Term”), plus (iii) at the times the Company pays bonuses to its executives generally, the Bonus the Executive would have received for the Term. (Pro-ration as set forth in Section 4.2(c) shall not apply.) Any obligation of the Company to pay any such severance payments shall be conditioned, however, upon the Executive signing a release of claims in the form attached hereto as Exhibit A (the “Employee Release”) within twenty-one days of the date on which you give or receive, as applicable, notice of termination of your employment, or such longer period as the Company may designate, and upon your not revoking the Employee Release thereafter.

5.5 By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason as hereafter defined, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. Only the following shall constitute “Good Reason” for termination by the Executive: (i) material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or (ii) relocation of the Executive’s Office to a location outside a 50-mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive the amounts specified in Section 5.4.

5.6 By the Executive other than for Good Reason. The Executive may terminate employment hereunder at any time upon 90 days’ written notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5.6, the CEO or the Board may elect to waive the period of notice or any portion thereof. The Company will pay the Executive his Base Salary for the notice period, or any portion thereof, waived by the Board. Upon termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company

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shall have no further obligation or liability to the Executive, other than payment to the Executive of his Base Salary for the period of notice (or portion of such period) waived.

5.7 The Executive shall formally resign all positions with Domino’s Pizza, Inc., effective his date of termination, and other directorships and offices in an orderly manner throughout the term of this Agreement.

5.8 Post-Agreement Services. In the event the Executive provides services to the Company after the end of the Term, such services shall be provided pursuant to the Consulting Agreement of even date herewith.

6.	Effect of Termination of Employment. The provisions of this Section 6 shall apply in the event of termination of Executive’s employment, whether pursuant to Section 5 or as a result of expiration of the Term or otherwise.

6.1 Payment in Full. Payment by the Company or its Affiliates of any Base Salary, Bonus or other specified amounts that are due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company or its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations therein survive termination of employment.

6.2 Termination of Benefits. If Executive’s employment is terminated by the Company other than for Cause, and provided that Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Company shall pay Executive an amount equal to the monthly COBRA premiums for the Severance Term; provided, however, that such payment will cease earlier upon Executive’s entitlement to other health insurance or otherwise ceasing to be eligible for continuation under COBRA. Except for medical insurance coverage continued pursuant to Section 6.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment.

6.3 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment or expiration of the Term if so provided herein or if necessary to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive is expressly conditioned upon the Executive’s continued full performance of his/her obligations under Sections 7 and 8 hereof.

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7.	Confidential Information; Intellectual Property.

7.1 Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as that term is defined in Section 11.2, below); that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company) any Confidential Information obtained by the Executive incident to his employment or other association with the Company and its Affiliates. The Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination.

7.2 Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company and its Affiliates at the time employment terminates, or at such earlier time or times as the Board or CEO or the designee of either may specify, all Documents then in the Executive’s possession or control.

7.3 Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company or its Affiliates to assign the Intellectual Property to the Company and to permit the Company and its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “Work For Hire” under applicable laws.

8.	Restricted Activities.

8.1 Agreement Not to Compete With the Company. During the Executive’s employment hereunder, during any period in which the Executive otherwise provides services to the Company or any of its Affiliates and for a period of 24 months thereafter, (the “Non-Competition Period”), the Executive will not, directly

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or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent being conducted or being planned to be conducted by the Company or any of its Affiliates at or prior to the date on which the Executive’s employment under this Agreement terminates (the “Date of Termination”), in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Date of Termination (a “Competitive Business,” defined below). For purposes of this Agreement, “Competitive Business” means: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) which offers pizza for sale; (ii) any QSR which is then contemplating entering into the pizza business or adding pizza to its menu; (iii) any entity which on the Date of Termination offers, as a primary product or service, products or services then being offered by the Company or which the Company is actively contemplating offering; and (iv) any entity under common control with an entity included in (i), (ii) or (iii), above. Notwithstanding the foregoing, ownership of not more than 5% of any class of equity security of any publicly traded corporation shall not, of itself, constitute a violation of this Section 8.1.

8.2 Agreement Not to Solicit Employees, Franchisees and Vendors. During the Non-Competition Period, the Executive will not, directly or indirectly, (i) recruit, solicit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates; or (ii) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

9.	Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of

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Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.	Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

11.1 Affiliates. “Affiliates” shall mean Domino’s Pizza, Inc., Domino’s, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

11.2 Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would assist in competition against the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers to the Company and its Affiliates, and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received or may receive hereafter belonging to others with any understanding, express or implied, that it would not be disclosed.

11.3 ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974 and any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

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11.4 Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates or which make use of Confidential Information.

11.5 Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

12.	Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.	Miscellaneous.

13.1 Vested Options. The Company will not exercise any of the rights it may have pursuant to Section 5 of the TISM, Inc. Stock Option Agreements between the Company and the Executive with respect to certain vested options covered by such agreements.

13.2 Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person, in which event such Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

13.3 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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13.4 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

13.5 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, delivered to a national courier service for overnight delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to: Harry J. Silverman, at 2141 Autumn Hill Drive, Ann Arbor, MI 48103, and (ii) in the case of the Company, to the attention of Mr. David A. Brandon, CEO, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or to such other address as either party may specify by notice to the other actually received.

13.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the terms and conditions of the Executive’s employment.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.9 Consent to Jurisdiction. Each of the Company and the Executive evidenced by the execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts; that its or his property is exempt or immune from attachment or execution; that any such proceeding brought in the above-named courts is improper; or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of

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process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chief Executive Officer

THE EXECUTIVE:		/s/ Harry J. Silverman
	Name:	Harry J. Silverman

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EXHIBIT 3.2

(None, unless additional information is set forth below.)

Able Laboratories, Inc.

EXHIBIT A - RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments and benefits to be provided me in connection with the termination of my employment as set forth in agreement between me and Domino’s Pizza, LLC (the "Company") dated as of January 1, 2005 (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of the respective past and present officers, directors, trustees, shareholders, employees, agents, general and limited partners, joint venturers and representatives, and the successors and assigns of the Company and its Affiliates, and all others connected with any of them (all collectively, the "Released"), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the Affiliates, each as amended from time to time).

In signing this Release of Claims, I acknowledge that I first received this Release of Claims on ___________, 2004; that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I gave or received notice of termination of my employment; that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Vice President, Human Resources of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	_________________________________________

Date Signed:	____________